Exhibit 10.1

Execution Version

THE PURCHASE AGREEMENT (AS DEFINED BELOW) CONTAINS TERMS GOVERNING THE RIGHTS OF THE ISSUER OF THIS NOTE AND THE HOLDERS OF THIS NOTE. THE ISSUER OF THIS NOTE SHALL FURNISH A COPY OF THESE PROVISIONS TO THE HOLDERS HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SENIOR UNSECURED PROMISSORY NOTE

July 1, 2019	$130,000,000

NORTHERN OIL AND GAS, INC., a DELAWARE CORPORATION (the “Issuer”), hereby promises to pay to the holders listed on Annex A hereto (together with any permitted assigns hereunder, the “Holders”), the aggregate principal amount of $130,000,000 together with interest thereon calculated from the date hereof in accordance with the provisions of this promissory note (this “Note”).

This Note was issued pursuant to that certain Purchase and Sale Agreement, dated as of July 1, 2019 (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Purchase Agreement”), by and among Ven Bakken LLC, as seller (the “Seller”) and the Issuer, as purchaser, and this Note is the Purchaser Note referred to in the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 5 or, if not so defined therein, the meanings ascribed to such terms in the Purchase Agreement.

1.    Payment of Interest. Interest shall accrue daily on the outstanding principal balance of this Note commencing on the date hereof, and shall continue accruing until repayment of all amounts due hereunder, at the rate of 6.00% per annum and, subject to the provisions of Section 2(f), payable to each of the Holders pro rata in accordance with its Holder Percentage on each April 1, July 1, October 1 and January 1 (each such due date, an “Interest Payment Date”), commencing on October 1, 2019, on the unpaid principal amount of this Note (each such amount due, an “Interest Payment”). Any accrued interest not previously paid shall be paid in full at such time as all remaining unpaid principal on this Note is paid in accordance with this Note. Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months. Under no circumstances shall the rate of interest chargeable under this Note be in excess of the maximum amount permitted by Applicable Laws of the State of New York. If for any reason any such excess interest is charged and paid, then the excess amount shall be promptly refunded by the Holders to the Issuer.

2.    Payment of Principal on Note; Reductions and Increases in Principal on Note.

(a)    Scheduled Payment. Subject to the provisions of Section 2(f) and the immediately following sentence, the Issuer shall pay fifty percent (50%) of the original principal amount of this Note measured as of July 1, 2019 (before giving effect to any reductions or increases in the principal amount of this Note occurring after July 1, 2019 pursuant to Section 2(j) below), together with all accrued but unpaid interest thereon, on or before January 1, 2021 (the “First Scheduled Payment Date”), and the remaining unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, on or before July 1, 2022 (the “Second Scheduled Payment Date” and together with the First Scheduled Payment Date, the “Scheduled Payment Dates”) and such payment shall be made to each Holder pro rata in accordance with its Holder Percentage. Any optional or mandatory repayment made on the Note on or prior to January 1, 2021 shall reduce on a dollar-for-dollar basis the principal amount that must be paid on or before the First Scheduled Payment Date.

(b)    Mandatory Prepayment Offer Upon a Change of Control. In the event the Issuer has not elected to voluntarily prepay the Note in connection with a Change of Control in accordance with Section 2(h) below, following the occurrence of a Change of Control, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to prepay all or any part of the Note at a price (a “Change of Control Prepayment Price”) equal to 102.500% (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, thereon to, but excluding, the date of prepayment (a “Change of Control Prepayment Date”), subject to the right of Holders to receive interest due on an Interest Payment Date that is prior to the Change of Control Prepayment Date. Such offer to prepay shall be made to each Holder pro rata in accordance with its Holder Percentage.

Within thirty (30) days following a Change of Control, the Issuer shall mail a notice of the Change of Control Offer (a “Change of Control Prepayment Notice”) to each Holder in accordance with the terms and conditions set forth in Section 12(b). The Change of Control Prepayment Notice shall identify the Note, describing the transaction or transactions that constitute the Change of Control and stating:

(i)    that the Change of Control Offer is being made pursuant to this Section 2(b) and that all tenders not validly withdrawn pursuant to the Change of Control Offer will be accepted for prepayment; and

(ii)    (a) the Change of Control Prepayment Price, (b) the Change of Control Prepayment Date, which shall be no earlier than thirty (30) days but no later than sixty (60) days from the date such notice is mailed and (c) the date and time that the Change of Control Offer will expire.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer, in which case the Change of Control Prepayment Notice shall describe the conditions to which such prepayment is subject.

(c)    Optional Prepayment.

(i)    At any time prior to January 1, 2021, the Issuer may, on any one or more occasions, prepay all or any portion of the unpaid principal amount of this Note, upon a prepayment notice given by the Issuer to the Holders as provided in Section 2(d) hereof (a “Prepayment Notice”), at a prepayment price (a “Prepayment Price”) equal to:

(A)    100% of the principal amount of the Note prepaid, plus

(B)    the Applicable Premium for the Note; provided, however, no Applicable Premium shall be applicable to any repayments made in the period beginning on and including the fifth (5th) Business Day prior to the 91st day preceding the First Scheduled Payment Date and running through and including the First Scheduled Payment Date (but only to the extent such repayments are made to satisfy in whole or in part the repayment requirement set forth in Section 2(a) in respect of the First Scheduled Payment Date), plus accrued and unpaid interest, if any, to, but excluding, the applicable prepayment date (a “Prepayment Date”), subject to the rights of the Holders to receive interest due on an Interest Payment Date that is prior to the applicable Prepayment Date.

(ii)    On or after January 1, 2021, the Issuer may on any one or more occasions prepay all or any part of this Note, upon a Prepayment Notice given by the Issuer to the Holders as provided in Section 2(d) hereof, at the Prepayment Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the portion of the principal so prepaid, to, but excluding, the applicable date of prepayment, if prepaid during the periods indicated below, subject to the rights of Holders on the Prepayment Date to receive interest due on an Interest Payment Date that is prior to the applicable Prepayment Date:

On or after	Percentage
January 1, 2021	104.500%
July 1, 2021	103.000%
January 1, 2022	101.500%
July 1, 2022	100.000%

; provided, however, the Prepayment Price (expressed as a percentage of the principal amount) shall be 100.000% in respect of any repayments made in the period beginning on and including the fifth (5th) Business Day prior to the 91st day preceding the Second Scheduled Payment Date and running through and including the Second Scheduled Payment Date (but only to the extent such repayments are made to satisfy in whole or in part the repayment requirement set forth in Section 2(a) in respect of the Second Scheduled Payment Date).

Unless the Issuer defaults in the payment of the Prepayment Price, interest will cease to accrue on this Note or portions thereof called for prepayment on the applicable Prepayment Date. For purposes herein, any Prepayment Price payable under this Section 2(c)(ii) in excess of the principal amount and accrued and unpaid interest prepaid shall be referred to herein as the “Prepayment Premium”.

(iii)    Any prepayment pursuant to this Section 2(c) shall be made pursuant to the provisions of Sections 2(d) through 2(g) hereof.

(iv)    Any prepayment pursuant to this Section 2(c) may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of any related equity offering or any other corporate transaction or event.

(d)    Prepayment Notice. At least three (3) Business Days but not more than 60 days before a Prepayment Date, the Issuer will provide a Prepayment Notice to each Holder whose Note is to be prepaid, in accordance with the terms and conditions set forth in Section 12(b).

The Prepayment Notice shall identify the Note and shall state:

(i)    the Prepayment Date;

(ii)    the Applicable Premium or the Prepayment Price, as applicable and if any (in each case, if then determined and otherwise the method of determination);

(iii)    if the Note is being prepaid in part, the portion of the principal amount to be prepaid;

(iv)    the paragraph and or section of this Note pursuant to which the Note called for prepayment is being prepaid; and

(v)    if such prepayment is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Prepayment Date may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such Prepayment Date be delayed to a date later than sixty (60) days after the date on which such Prepayment Notice was sent), or such prepayment may not occur and such Prepayment Notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of prepayment, or by the Prepayment Date as so delayed.

(e)    Effect of Prepayment Notice. Once a Prepayment Notice is sent in accordance with Section 2(d), the Note called for prepayment shall become irrevocably due and payable (subject to the provisions of Section 2(d) hereof) on the Prepayment Date at the Prepayment Price.

(f)    Time of Payment. If any payment on this Note becomes due on a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, then such payment shall be made on the next Business Day, as defined in Section 13 hereof, and no additional interest will accrue solely as a result of such delay in payment.

(g)    Application of Payments. Payments under this Note shall be applied (i) first, to the payment of accrued and unpaid interest hereunder until all such interest is paid, (ii) second, to the payment of the Applicable Premium (if any), the Prepayment Premium (if any) or the Change of Control Prepayment Price above the principal amount being repaid (if any) and (iii) third, to the repayment of the unpaid principal amount of this Note in the direct order of maturity.

(h)    Prepayment upon a Change of Control. Notwithstanding anything to the contrary contained herein (including, without limitation Section 2(c) above),

(i)    At any time prior to January 1, 2021, the Issuer may, on any one or more occasions, in connection with a Change of Control, prepay all or any portion of the unpaid principal amount of this Note to each Holder, on or promptly following the date of such Change of Control, upon a Prepayment Notice given by the Issuer to the Holders as provided in Section 2(d) hereof, at a Prepayment Price equal to:

(A)    100% of the principal amount of the Note prepaid, plus

(B)    the Applicable Premium for the Note,

plus accrued and unpaid interest, if any, to, but excluding, the applicable Prepayment Date, subject to the rights of the Holders to receive interest due on an Interest Payment Date that is on or prior to the applicable Prepayment Date.

(ii)    On or after January 1, 2021, the Issuer may on any one or more occasions, in connection with a Change of Control, prepay all or any part of this Note, upon a Prepayment Notice given by the Issuer to the Holders as provided in Section 2(d) hereof, at the lesser of (a) the Prepayment Price (expressed as a percentage of principal amount) of 102.500%; and (b) the applicable Prepayment Price (corresponding to the Prepayment Date) set forth in Section 2(c)(ii); in each case plus accrued and unpaid interest, if any, on the portion of the principal so prepaid, to, but excluding, the applicable Prepayment Date, subject to the rights of Holders on the Prepayment Date to receive interest due on an Interest Payment Date that is prior to the applicable Prepayment Date. Unless the Issuer defaults in the payment of the Prepayment Price, interest will cease to accrue on this Note or portions thereof called for prepayment on the applicable Prepayment Date.

(iii)    If the Issuer wishes to exercise its right to prepay this Note in accordance with Sections 2(h)(i) or 2(h)(ii) above, the Issuer must deliver irrevocable notice of its intent to exercise such right within seven (7) days following the date of the consummation of such Change of Control.

(i)    Applicable Premium Upon Acceleration. Upon any acceleration of the Note pursuant to Section 4(b)(i) (whether automatic or optional acceleration) following an Event of Default or otherwise, the Issuer shall make an additional payment to the Holders in an aggregate amount equal to the Applicable Premium or Prepayment Premium, as applicable, calculated as if the Issuer had made an optional prepayment of the entire unpaid principal amount of this Note as of the date of such acceleration; provided that any Interest Payments made in respect of the Note for any portion of the period from the date of acceleration through the date of such repayment shall be excluded in the calculation of the Applicable Premium or Prepayment Premium, as applicable.

(j)    Mandatory Reduction and Mandatory Increase in Principal Amount. The principal amount outstanding under this Note together with any accrued but unpaid interest thereon shall be automatically reduced and set-off in accordance with the provisions of Sections 3.2, 4.4(d)(iii), 4.4(k), 5.3(b), 8.6(c), 10.4(b) and 12.4(h) of the Purchase Agreement, as applicable, without further action of the Holders or the Issuer. The principal amount outstanding under this Note shall be automatically increased in accordance with the provisions of Sections Sections 3.1(a)(iii), 4.4(d)(iii), 4.4(k), 5.3(b), and 8.6(c) of the Purchase Agreement, as applicable, without further action of the Holders or the Issuer and, on the next scheduled Interest Payment Date, any accrued but unpaid interest thereon (assuming for such purpose that such increased principal amount had been outstanding since July 1, 2019) shall be paid.

(k)    Limit on Increase in Principal Amount. Notwithstanding anything to the contrary in this Note or the Purchase Agreement, in no event shall the aggregate principal amount under this Note be increased to an amount greater than $150,000,000.

3.    Representations and Warranties. The Issuer hereby represents and warrants to the Holders that as of the date hereof:

(a)    Organization; Powers. The Issuer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

(b)    Authority; Enforceability. The transactions contemplated by this Note are within the Issuer’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action (including, without limitation, any action required to be taken by any class of directors of the Issuer or any other Person, whether interested or disinterested, in order to ensure the due authorization of such transactions). This Note has been duly executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    Approvals; No Conflicts. The transactions contemplated by this Note (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Note or the consummation of the transactions contemplated hereby, except (1) such as have been obtained or made and are in full force and effect, (2) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder or could not reasonably be expected to have a Material Adverse Effect and (3)

the filing of any required documents with the SEC, (ii) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of the Issuer or any order of any Governmental Authority (except, with respect to Applicable Law or regulations, for such violations that would not reasonably be expected to have a Material Adverse Effect), (iii) will not violate or result in a default under any indenture, agreement or other instrument evidencing or governing Material Debt binding upon the Issuer or its properties, or give rise to a right thereunder to require any payment to be made by the Issuer and (iv) will not result in the creation or imposition of any Lien on any property of the Issuer.

(d)    No Material Adverse Effect. Except as expressly disclosed in the SEC Documents filed with the SEC prior to the date of the Purchase Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), since December 31, 2018, there has not been any Event that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as such term is defined in the Purchase Agreement).

(e)    Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened in writing against or affecting the Issuer or any of its Subsidiaries (a) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Note or the transactions contemplated hereby.

(f)    Compliance with Laws and Agreements. Each of the Issuer and each of its Subsidiaries is in compliance with all Governmental Requirements applicable to it or its property and all agreements and other instruments binding upon it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(g)    Taxes. Each of the Issuer and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it (taking into account all applicable extensions) and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Issuer has set aside on its books adequate reserves or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Issuer is treated as a corporation for U.S. federal income Tax purpose.

(h)    Disclosure; No Material Misstatements. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Issuer of its Subsidiaries to any Holder pursuant to this Note or any other document or instrument delivered by the Issuer to any Holder hereunder or under such other document or instrument (as modified or supplemented by other information so furnished or otherwise made publically available) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading on the date when furnished; provided that with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Issuer represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that (a) such projections and forecasts, as to future events, are not to be viewed as facts, that actual results during the period(s) covered by any such projections or forecasts may differ significantly from the projected or forecasted results and that such differences may be material and that such projections and forecasts are not a guarantee of financial performance (it being acknowledged and agreed by the Holders that certain information furnished by the Issuer for purposes of this representation and warranty may contain material non-public information which shall be expressly subject to the confidentiality provision set forth in Section 25 in all respects), and (b) no representation is made with respect to information of a general economic or general industry nature.

(i)    Insurance. Each of the Issuer and each of its Subsidiaries has (i) all insurance policies sufficient for the compliance by it with all material Governmental Requirements and all material agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Issuer.

(j)    Properties; Title.

(i)    Each of the Issuer and its Subsidiaries has good and defensible title to its Oil and Gas Properties it purports to own as of the date hereof.

(ii)    All leases and agreements necessary for the conduct of the business of the Issuer and its Subsidiaries are valid and subsisting, in full force and effect, except to the extent any failure to be valid and subsisting and in full force and effect could not reasonably be expected to have a Material Adverse Effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement, which could reasonably be expected to have a Material Adverse Effect.

(iii)    The rights and properties presently owned, leased or licensed by the Issuer and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and properties reasonably necessary to permit the Issuer and its Subsidiaries to conduct their business, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(iv)    All of the properties of the Issuer and its Subsidiaries (other than the Oil and Gas Properties, which are addressed in Section 3(k) below) which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(v)    Each of the Issuer and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Issuer and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Issuer and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

(k)    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) of the Issuer and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Issuer and its Subsidiaries. Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Issuer or any of its Subsidiaries is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) of the Issuer or any of its Subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Issuer or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Issuer, in a manner consistent with the Issuer’s or such Subsidiary’s past practices (other than those the failure of which to maintain in accordance with this Section 3(k) could not reasonably be expected to have a Material Adverse Effect).

(l)    Gas Imbalances; Prepayments. On a net basis there are no gas imbalances, take or pay or other prepayments which would require the Issuer or any of its Subsidiaries to deliver, in the aggregate, two percent (2%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties of the Issuer or any of its Subsidiaries at some future time without then or thereafter receiving full payment therefor.

(m)    Marketing of Production. No material agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Issuer’s or any of its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months.

(n)    Solvency. Immediately after giving effect to the transactions contemplated by this Note, (i) the Issuer is Solvent and (ii) the Issuer and its Subsidiaries, taken as a whole, are Solvent.

4.    Defaults and Remedies.

(a)    Events of Default. An “Event of Default” shall occur under this Note if:

(i)    the Issuer shall fail to make any payment of unpaid principal or accrued but unpaid interest under this Note when and as the same shall become due and payable, whether upon the occurrence of the Scheduled Payment Date or otherwise, and such failure to pay (other than in respect of principal) is not cured within three (3) Business Days after the occurrence thereof (a “Payment Default”); or

(ii)    any of the representations and warranties set forth in Section 3 of this Note shall be untrue or incorrect in any material respect as of the time made; or

(iii)        the Issuer shall fail to observe or perform the covenants contained in Section 8 or Section 14 of this Note and, in the case of Section 8, such failure shall continue unremedied for a period of fifteen (15) days after an executive officer of the Issuer becomes aware of such failure;

(iv)    an Insolvency Event shall occur in respect of the Issuer; or

(v)    any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Issuer or any Subsidiary to make an offer in respect thereof; provided, however, that, any such event or condition described in this Section 4(a)(v) shall constitute an Event of Default under this Note if and only if fifteen (15) days have elapsed since the date an executive officer of the Issuer has become aware thereof and either (x) such event or condition has not been waived by the requisite holders of the applicable Material Debt or cured or (y) the applicable Material Debt has not been repaid, refinanced or replaced, in each case, during such fifteen (15) day period.

(b)    Remedies. Upon the occurrence of an Event of Default:

(i)    each Holder may declare all or any portion of its Holder Percentage of the unpaid Obligations under this Note to be immediately due and payable; provided, however, that if an Event of Default specified in Section 4(a)(iv) above occurs, the entire unpaid principal, accrued but unpaid interest and Obligations owing under this Note shall forthwith become and be immediately due and payable without any notice, declaration or other act on the part of any Holder; and

(ii)    each Holder shall be entitled to exercise any other rights which such Holder may have pursuant to Applicable Law.

Without limiting the generality of the foregoing, it is understood and agreed that if, prior to July 1, 2022, the amounts outstanding under this Note are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or Insolvency Event (including the acceleration of claims by operation of law) (a “Yield Maintenance Event”)), the Applicable Premium or Prepayment Premium, respectively that would have applied if, at the time of such acceleration, the Issuer had paid, refinanced, substituted or replaced any or all of the Note as contemplated in Section 2(c) will also be due and payable as though a Yield Maintenance Event had occurred (provided that any Interest Payments made in respect of the Note for any portion of the period from the date of acceleration through the date of such repayment shall be excluded in the calculation of the Applicable Premium or Prepayment Premium, as applicable) and the Applicable Premium or Prepayment Premium, as applicable, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Holders’ lost profits as a result thereof. Any Applicable Premium or Prepayment Premium, as applicable, payable above shall be presumed to be the liquidated damages sustained by the Holders as the result of payment or acceleration, as applicable, prior to July 1, 2022 and the Issuer agrees that the Applicable Premium and Prepayment Premium are reasonable under the circumstances currently existing.

THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM OR PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.

The Issuer expressly agrees (to the fullest extent that it may lawfully do so) that: (1) the Applicable Premium and Prepayment Premium are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (2) the Applicable Premium or Prepayment Premium, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made; (3) there has been a course of conduct between the Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the Applicable Premium or Prepayment Premium, as applicable; and (4) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

The Issuer expressly acknowledges that its agreement to pay the Applicable Premium or Prepayment Premium, as applicable, to the Holders as herein described is a material inducement to the Holders to purchase this Note.

5.    Definitions.

“Adjusted Consolidated Net Tangible Assets” means, the calculation set forth below (which shall be calculated without duplication) and which shall be calculated as of a date no earlier than thirty (30) days prior to the date of determination:

(a)    The sum of:

(i)    the estimated discounted future net revenues, discounted at 10% per annum, from Proved Reserves of the Issuer and its Subsidiaries calculated in accordance with Strip Prices (before any provincial, territorial, state, federal or foreign income taxes) as estimated by the Issuer in the “as of” date of the most recently available audited third-party reserve report or internally prepared reserve report, as increased by, as of the date of determination, the estimated discounted future net revenues, discounted at 10% per annum, from:

(A)    estimated Proved Reserves of the Issuer and its Subsidiaries acquired since the date of such reserve report and not reflected in such reserve report (or to be acquired substantially concurrently with the event or occurrence giving rise to the calculation of Adjusted Consolidated Net Tangible Assets and not reflected in such reserve report);

(B)    estimated Proved Reserves of the Issuer and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of Proved Reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since the date of such reserve report and not reflected in the reserve report due to exploration, development or exploitation, production or other activities that would, in accordance with standard industry practice, cause such revisions; and

(C)    the estimated value of Oil and Gas Hedging Contracts in effect as of the date of determination, as determined in good faith by the Issuer, to the extent such value results in a positive amount;

and decreased by, as of the date of determination, the estimated discounted future net revenue, discounted at 10% per annum, attributable to:

(D)    estimated Proved Reserves of the Issuer and its Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report (or to be disposed of substantially concurrently with the event or occurrence giving rise to the calculation of Adjusted Consolidated Net Tangible Assets and reflected in such reserve report); and

(E)    reductions in estimated Proved Reserves of the Issuer and its Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of Proved Reserves since the date of such reserve report due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions;

(F)    the estimated value of Oil and Gas Hedging Contracts in effect as of the date of determination, as determined in good faith by the Issuer, to the extent such value results in a negative amount;

in the case of the preceding clauses (A) through (E), calculated on a pre-tax basis and in the case of the preceding clauses (A), (B), (D) and (E) in accordance with Strip Prices and estimated by the Issuer’s internal petroleum engineers or any independent petroleum engineers engaged by the Issuer for such purpose;

(ii)    the capitalized costs that are attributable to Oil and Gas Properties of the Issuer and its Subsidiaries to which no Proved Reserves are attributable, based on the Issuer’s books and records as of a date no earlier than the last day of the Issuer’s most recent quarterly or annual period for which internal financial statements are available;

(iii)    the Consolidated Net Working Capital of the Issuer and its Subsidiaries as of a date no earlier than the last day of the Issuer’s most recent quarterly or annual period for which internal financial statements are available; and

(iv)    the greater of:

(A)    the net book value; and

(B)    the Fair Market Value;

in each case, of other tangible assets (including investments in unconsolidated Subsidiaries) of the Issuer and its Subsidiaries as of a date no earlier than the last day of the Issuer’s most recent quarterly or annual period for which internal financial statements are available; provided that the Issuer will not be required to obtain an appraisal for any such assets, minus, to the extent not otherwise taken into account in the immediately preceding clause (a),

(b)    The sum of:

(i)    minority interests;

(ii)    any net gas balancing liabilities of the Issuer and its Subsidiaries as of the last day of the Issuer’s most recent annual or quarterly period for which internal financial statements are available;

(iii)    to the extent included in clause (a)(i) above, the estimated discounted future net revenues, discounted at 10% per annum, calculated on a pre-tax basis in accordance with Strip Prices, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Issuer and its Subsidiaries with respect to production payment obligations recorded as deferred revenue in accordance with GAAP on the schedules specified with respect thereto;

(iv)    to the extent included in clause (a)(i) above, the estimated discounted future net revenues, discounted at 10% per annum, calculated on a pre-tax basis in accordance with Strip Prices, attributable to reserves subject to production payment obligations recorded as liabilities in accordance with GAAP that, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Issuer and its Subsidiaries with respect to production payment obligations recorded as liabilities in accordance with GAAP on the schedules specified with respect thereto.

“Adjusted Consolidated Net Tangible Assets” will be based on then current estimates of costs determined in good faith by the Issuer in light of prevailing market conditions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question. For the purposes of this definition and the definitions of “Controlled Investment Affiliate” and “Subsidiary,” “control” (including “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Premium” means, with respect to this Note at the time of computation, as calculated by the Issuer, the excess, if any, of (a) the sum of (i) the Prepayment Price of the Note at January 1, 2021 (such Prepayment Price being set forth in the applicable table appearing in Section 2(c)(ii), hereof) plus (ii) all required Interest Payments due on the Note through January 1, 2021 (excluding accrued but unpaid interest to the Prepayment Date); over (b) the principal amount of the Note.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Asset Value as of such date plus (ii) the aggregate amount of all unrestricted cash and unrestricted cash equivalents of the Issuer and its Subsidiaries plus (iii) the market value of any Oil and Gas Hedging Contracts then in effect plus (iv) the working capital surplus as of such date, if any, minus (v) the working capital deficit as of such date, if any, to (b) all Debt, in each case, of the Issuer and its Subsidiaries as of such date. In calculating compliance with the Asset Coverage Ratio hereunder, the Asset Coverage Ratio shall be calculated on a pro forma basis for the transactions to occur on the date of determination, including, without limitation, any investments, acquisitions, dispositions, incurrences or repayments of Debt and Restricted Payments.

“Asset Value” means the net present value, discounted at 10% per annum, of the future revenues expected to accrue to the Issuer’s and its Subsidiaries’ collective interest in its Oil and Gas Properties constituting Proved Developed Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, as calculated on any date of determination as set forth in the last sentence of this definition. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem Taxes, capital expenditures and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties) in respect of such Oil and Gas Properties, (b) the pricing assumptions used in determining Asset Value for any Oil and Gas Properties shall be based upon the Strip Price and (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential. The amount of Asset Value at any time shall be calculated on a pro forma basis for divestitures and acquisitions of Oil and Gas Properties (including any acquisitions or divestitures of Oil and Gas Properties to be consummated substantially concurrently with the event or occurrence giving rise to the measurement of the Asset Coverage Ratio) consummated or to be consummated by the Issuer and its Subsidiaries following the “as of” date of the most recently available audited third-party reserve report or internally prepared reserve report; provided that, upon any Holder’s reasonable request, the Issuer shall promptly provide such Holder with a copy of the audited third-party or internally prepared reserve report (or reserve reports) relied upon in calculating the Asset Coverage Ratio for a given occurrence or event (which such delivery shall not act as a condition precedent to the occurrence thereof); provided, further, that in respect of any such request, the receiving Holder hereby expressly acknowledges and agrees that any such reserve reports may contain material non-public information which shall be expressly subject to the confidentiality provision set forth in Section 25 in all respects.

“Board of Directors” means, with respect to any Person, the board of directors or equivalent governing body of such Person or any committee thereof duly authorized to act on behalf of such board of directors or such other governing body.

“Borrowing Base” means the “Borrowing Base” as defined in, and as determined from time to time pursuant to, the Existing RBL; provided that the Borrowing Base under the Existing RBL is determined on a basis substantially consistent with customary terms for oil and gas secured reserve based loan transactions and has a lender group that includes one or more commercial financial institutions which engage in oil and gas reserve based lending in the ordinary course of their respective businesses.

“Business Day” has the meaning assigned to such term in Section 13.

“Change of Control” means the occurrence of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests so that such Person or group owns 45% or more of the Voting Stock of the Issuer; and (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Issuer by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the Board of Directors of the Issuer or (ii) appointed by directors so nominated, appointed or approved.

“Change of Control Offer” has the meaning assigned to such term in Section 2(b).

“Change of Control Prepayment Date” has the meaning assigned to such term in Section 2(b).

“Change of Control Prepayment Notice” has the meaning assigned to such term in Section 2(b).

“Change of Control Prepayment Price” has the meaning assigned to such term in Section 2(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Valorem Energy, LLC and Issuer, dated as of June 21, 2018.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred Equity Interest dividends or distributions; provided that:

(a)     all extraordinary or nonrecurring gains or losses and all gains, losses, charges or expenses realized in connection with any asset sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;

(b)    the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash or cash equivalents to the specified Person or a Subsidiary of the Person;

(c)    the net income (but not loss) of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, partners or members; provided, that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents), or the amount that could have been paid in cash or cash equivalents without violating any such restriction or requiring any such approval, to such Person or a Subsidiary thereof in respect of such period, to the extent not already included therein;

(d)    the cumulative effect of a change in accounting principles will be excluded;

(e)    any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable will be excluded; provided that any exclusion for the discontinuance of discontinued operations held for sale shall be at the option of the Issuer pending the consummation of such sale;

(f)    the effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in such person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization or purchase accounting, as the case may be, in relation to any consummated acquisition, joint venture or similar investment consummated prior to or after the date of this Note or the amortization or write-off or write-down of any amounts thereof, net of taxes, will be excluded;

(g)    any non-cash equity or phantom equity-based or non-cash compensation charge or expense, including any such charge or expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees or arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights, will be excluded;

(h)    any net after-tax gains or losses from the early extinguishment or conversion of (i) Indebtedness, (ii) obligations in respect of swap and hedge agreements (including any Oil and Gas Hedging Contracts), or (iii) other derivative instruments will be excluded;

(i)    unrealized or mark to market losses and gains under derivative instruments included in the determination of Consolidated Net Income (including any Oil and Gas Hedging Contracts), including those resulting from the application of FASB ASC 815, Derivatives and Hedging, will be excluded; and

(j)    any asset impairment charges, write-offs or write-downs on Oil and Gas Properties under GAAP or SEC guidelines will be excluded.

“Consolidated Net Working Capital” of any Person as of any date of determination means the amount (shown on the balance sheet of such Person and its Subsidiaries prepared on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter of such Person for which internal financial statements are available) by which (a) all current assets of such Person and its Subsidiaries other than current assets from Oil and Gas Hedging Contracts, exceeds (b) all current liabilities of the Issuer and its Subsidiaries, other than (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to Oil and Gas Properties and (iii) any current liabilities from Oil and Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of the Issuer prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC 815).

“Controlled Investment Affiliates” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities (including, without limitation, the Existing RBL), financing arrangements, capital markets financings, commercial paper facilities, receivable financings, letter of credit facilities or indentures, in each case, as amended, restated, amended and restated, modified, renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time.

“Debt” means, on any date of determination, all Indebtedness of the Issuer and the Subsidiaries of the type described in (i) clauses (a), (b) and (d) of the definition of “Indebtedness” and (ii) clauses (f), (g) and (k) of the definition of “Indebtedness”, but only to the extent such liabilities relate to Indebtedness described in clause (i) of this definition.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in either case, on or prior to the date that is ninety-one (91) days after the earlier of (i) the Second Scheduled Payment Date and (ii) the date on which there are no obligations hereunder outstanding, but excluding any customary provisions providing for a maturity, mandatory redemption, conversion or exchange in connection with a change of control (or equivalent), asset sale or casualty event.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Event of Default” has the meaning assigned to such term in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing RBL” means that certain Amended and Restated Credit Agreement dated as of October 5, 2018 among the Issuer, as borrower, Royal Bank of Canada, as administrative agent and the lenders and other parties thereto, as modified by the First Amendment to Amended and Restated Credit Agreement dated as of December 31, 2018, the Second Amendment to Amended and Restated Credit Agreement dated as of January 14, 2019, the Third Amendment to Amended and Restated Credit Agreement dated as of April 18, 2019 and as otherwise amended, amended and restated, supplemented, refinanced, refunded, replaced, renewed or modified from time to time (in each case, including a definition of Borrowing Base).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by the Board of Directors of the Issuer in the case of amounts of $50.0 million or more and otherwise by the chairman of the Board of Directors, the chief executive officer or a financial officer of the Issuer.

“Federal Bankruptcy Code” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“First Scheduled Payment Date” has the meaning assigned to such term in Section 2(a).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect of any Governmental Authority.

“Holder Percentage” means, as to any Holder, the percentage assigned to such Holder on Annex A, as Annex A may be updated from time to time in accordance with Section 7 and Section 12 to reflect assignments and payments hereunder. For the avoidance of doubt, the Holder Percentage of a Holder is equal to, at any time, (x) the unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, owed to such Holder at such time divided by (y) the entire unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, at such time.

“Holders” has the meaning assigned to such term in the preamble.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Issuer and its Subsidiaries, as the context requires.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of the Issuer and its Subsidiaries, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests of the Issuer and its Subsidiaries or other properties constituting Oil and Gas Properties of the Issuer and its Subsidiaries.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, loan agreements, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of property or services (other than (i) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business and (ii) accounts payable incurred in the ordinary course of business which are either (A) not overdue by more than 60 days or (B) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) the principal component of obligations under capital leases; (e) all obligations under synthetic leases; (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a lien on any property of such Person, whether or not such Indebtedness is assumed by such Person, provided that the amount of Indebtedness for purposes of this clause (f) shall be an amount equal to the lesser of the unpaid amount of such Indebtedness and the fair market value of the encumbered property; (g) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or with respect to which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements for the gathering, processing or transportation of production, or other similar arrangements, in each case in the ordinary course of business (but only to the extent of such advance payments); (j) obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person under “take or pay” or similar agreements (other than obligations under firm transportation or drilling contracts); (k) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Information” has the meaning assigned to such term in Section 25.

“Insolvency Event” means:

(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of the Issuer or any Subsidiary that becomes a guarantor pursuant to Section 14 or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any Subsidiary that becomes a guarantor under Section 14 or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(ii)    the Issuer or any Subsidiary that becomes a guarantor under Section 14 shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any Subsidiary that becomes a guarantor under Section 14 or for a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, or (f) take any action for the purpose of effecting any of the foregoing.

“Interest Payment” has the meaning assigned to such term in Section 1.

“Interest Payment Date” has the meaning assigned to such term in Section 1.

“Issuer” has the meaning assigned to such term in the preamble.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.

“Majority Holders” means the holders of a majority of then outstanding principal amount of this Note and any additional notes issued in connection with assignments and transfers permitted by Section 7.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, property or financial condition of the Issuer and its Subsidiaries, taken as a whole, (b) the ability of the Issuer and its Subsidiaries, taken as a whole, to perform their obligations under this Note (including payment obligations), (c) the validity or enforceability of this Note or any document or instrument entered into in connection herewith or (d) the rights and remedies of any Holder under this Note.

“Material Debt” means any Indebtedness of the type described in clause (a) of the definition thereof of the Issuer (or the payment of which is guaranteed by the Issuer) with a principal amount in excess of $50,000,000.

“Note” has the meaning assigned to such term in the preamble.

“NYMEX” means the New York Mercantile Exchange (or its successor).

“Obligations” means any and all principal, interest accruing thereon, premiums, penalties, fees, expenses and other amounts, regardless of whether direct or indirect, now existing or hereafter arising, absolute or contingent, secured or unsecured, or long-term or short-term.

“Oil and Gas Hedging Contracts” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons to be used, produced, processed or sold by the Issuer or any of its Subsidiaries that are customary in the oil and gas business and designed to protect such Person against fluctuation in Hydrocarbons prices and not for speculative purposes.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the lands pooled or unitized therewith, or the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests or the lands pooled or unitized therewith; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests or the lands pooled or unitized therewith, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or the lands pooled or unitized therewith; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests or the lands pooled or unitized therewith and (g) all properties, rights, titles, interests and estates, real or personal, now owned or hereafter acquired and situated upon, or used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) or the lands pooled or unitized therewith, or with the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests or the lands pooled or unitized therewith, including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering lines and systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, processing plants, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, facilities, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Issuer and its Subsidiaries.

“Payment Default” has the meaning assigned to such term in Section 4(a)(i).

“Permitted Refinancing Debt” means Debt or Debt securities (whether registered or privately placed and whether convertible into Equity Interests or not), in each case whether secured or unsecured, issued or incurred by the Issuer (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, refund, renew, replace or extend all or any portion of the Debt existing as of the date hereof (the “Refinanced Debt”) or all or any portion of any Refinanced Debt; provided that such new Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt, plus an amount necessary to pay accrued and unpaid interest and any fees and expenses, including premiums (and, for the avoidance of doubt, make-whole amounts) related to such exchange, refinancing, refunding, renewal, replacement or extension and original issue discount, related to such new Debt.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, a government or other department or agency thereof, or any other entity.

“Prepayment Date” has the meaning assigned to such term in Section 2(c)(i).

“Prepayment Notice” has the meaning assigned to such term in Section 2(c)(i).

“Prepayment Premium” has the meaning assigned to such term in Section 2(c)(ii).

“Prepayment Price” has the meaning assigned to such term in Section 2(c)(i).

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves” means crude oil and natural gas reserves constituting “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Purchase Agreement” has the meaning assigned to such term in the preamble.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts), controlling Persons, holders of equity interests, partners, members, trustees, managers, administrators and other representatives of such Person and such Person’s Affiliates, and the respective successors and assigns of each of the foregoing.

“Required Holders” means the holders of at least 2/3 of the outstanding principal amount of this Note and any additional notes issued in connection with assignments and transfers permitted by Section 7.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Issuer or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Issuer or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Issuer or any of its Subsidiaries.

“Scheduled Payment Dates” has the meaning assigned to such term in Section 2(a).

“SEC” means the Securities and Exchange Commission.

“Second Lien Indenture” means the Indenture dated as of May 15, 2018 between the Issuer and Wilmington Trust, National Association, in its capacity as “Trustee” and “Collateral Agent” as modified by the First Supplemental Indenture dated as of September 18, 2018, and that certain Second Supplemental Indenture dated as of October 5, 2018 pursuant to which the Second Lien Notes are issued and as further supplemented, refinanced, replaced or otherwise modified from time to time.

“Second Lien Notes” means (a) the Issuer’s 8.50% Senior Secured Second Lien Notes due 2023 in an original aggregate principal amount of $344,279,000 and any PIK Notes issued by the Issuer in connection with such notes, (b) the Issuer’s 8.50% Senior Secured Second Lien Notes due 2023 issued in an aggregate principal amount of $350,000,000 and (c) any additional notes of the Issuer, in each case issued pursuant to the Second Lien Indenture.

“Second Scheduled Payment Date” has the meaning assigned to such term in Section 2(a).

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning assigned to such term in the preamble.

“Solvent” means with respect to any Person, that (a) the aggregate assets of such Person at a fair valuation exceed the aggregate Indebtedness of such Person, (b) such Person has not incurred, and does not intend to incur, and does not believe that they will incur or have incurred Indebtedness beyond their ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by such Person and the timing and amounts to be payable on or in respect of such Person’s liabilities) as such Indebtedness becomes absolute and matures, and (c) such Person does not have (and does not have reason to believe such Person will have at any time) unreasonably small capital for the conduct of its business.

“Strip Price” means, as of any date, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the NYMEX and published in a nationally recognized publication for such pricing as selected by the administrative agent under the Existing RBL, or if the Existing RBL ceases to exist, the Majority Holders (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60-month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60-month periods, the longest period of quotes of less than sixty (60) months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve (12) months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the administrative agent under the Existing RBL, or if the Existing RBL ceases to exist, the Majority Holders, shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in such Person’s reasonable opinion is the most comparable exchange to the NYMEX at such time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Note shall refer to a direct or indirect Subsidiary or Subsidiaries of the Issuer.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed, administered or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that are at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Equity Interests of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operation of such Person.

“Yield Maintenance Event” has the meaning assigned to such term in Section 4(b).

6.    Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended or waived and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Issuer has obtained the written consent of the Majority Holders; provided that:

(a)    the provisions of Section 7(b) may not be amended or waived without the written consent of the Required Holders,

(b)    Annex A hereto may be modified by the Issuer without the written consent of the Holders in accordance with Section 7(a) and Section 12 and

(c)    the Issuer may not take the following actions without the written consent of each of the Holders to this Note:

(i)    reduce the principal of or change the fixed maturity of this Note or alter any of the provisions with respect to the prepayment of this Note (other than the provisions relating to Sections 2(b), 2(c) and 2(h) hereof);

(ii)    reduce the rate of or change the time for payment of interest on the Note;

(iii)    waive an Event of Default in the payment of principal of, or interest, premium, if any, on, the Note (except a rescission of acceleration of the Note by the Majority Holders and a waiver of the Payment Default that resulted from such acceleration); or

(iv)    make any change in the preceding amendment, supplement and waiver provisions.

7.    Assignment and Transfer.

(a) The Holders shall not resell, assign, or transfer or make or issue any participations in this Note or any rights under this Note, in whole or in part, to any Person; provided, however, that the Holders may make an assignment or transfer of all or any portion of such Holder’s rights and obligations under this Note to any of such Holder’s Controlled Investment Affiliates upon prior written notice by the applicable Holder to the Issuer. Such a transfer shall be recorded on the books of the Issuer, and the payment to the Issuer of all transfer Taxes and other governmental charges imposed on such transfer shall be made by the Holders. The Issuer shall update Annex A hereto to reflect such transfer, and shall deliver such updated Annex A to any Holder at its request at the cost of the Issuer. All of the stipulations, promises and agreements in this Note made by or on behalf of the Issuer shall bind the successors and assigns of the Issuer, whether so expressed or not, and inure to the benefit of the permitted successors and permitted assigns of the Holders. If a Holder participates in any transaction that includes a resale, assignment or transfer or making or issuing of any participations in this Note or any rights under this Note in breach of this Section 7(a), without the prior written consent of the Issuer, then any such transaction shall be void ab initio.

(b) Issuer may not assign or otherwise transfer any of its obligations under this Note without the prior written consent of the Required Holders.

8.    Covenants and Agreements. Until such time as all Obligations have been indefeasibly paid in full, in cash, to the Holders, the Issuer agrees that:

(a)    Merger, Consolidation.

(i)    The Issuer will not (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving Person), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets (determined on a consolidated basis) of the Issuer and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(A)    either: (A) such Issuer is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(B)    the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of such Issuer pursuant to this Note;

(C)    immediately after giving effect to such transaction, no Default or Event of Default exists; and

(D)    if the Person formed by or surviving any such consolidation or merger is not such Issuer or in the case of a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties and assets (determined on a consolidated basis) of the Issuer and its Subsidiaries, each guarantor pursuant to Section 14 hereof shall have through an amendment to its guaranty issued in the form attached hereto as Exhibit A, confirmed that such guaranty shall apply to the successor Person’s obligations in respect of this Note and that its guaranty shall continue to be in effect.

(ii)    This Section 8(a) will not apply to (i) any statutory conversion of the Issuer to another form of entity or (ii) any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets to the extent permitted by Section 8(b) below. Clause 8(a)(i)(C) of Section 8(a)(i) hereof will not apply to (i) any merger or consolidation of the Issuer with or into one of its Subsidiaries for any purpose or (ii) with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction.

(b)    Sale of Assets. The Issuer will not, and will not permit any of its Subsidiaries which are subject to asset sale restrictions under any of the Issuer’s other Material Debt to, sell, assign, transfer, convey, lease or otherwise dispose (for purposes of this clause (b), a “sale”) of any properties or assets except:

(i)    sales of Hydrocarbons in the ordinary course of business;

(ii)    sales from the Issuer to any Subsidiary of the Issuer and from any Subsidiary of the Issuer to the Issuer or any other Subsidiary of the Issuer;

(iii)    the sale or transfer of equipment that is no longer useful or necessary for the business of the Issuer or such Subsidiary or is replaced by equipment of at least comparable value or use;

(iv)     any sale of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority, (ii) the requirement of, or at the direction of, a Governmental Authority whether under eminent domain or otherwise or (iii) a casualty event;

(v)    the termination, surrender or release of leases and subleases, in each case in the ordinary course of business to the extent the Issuer determines in good faith that such leases or subleases are not economic or the Issuer has no right to extend or renew such lease or sublease;

(vi)    farmouts, sales or other dispositions of undeveloped acreage and assignments in connection with such farmouts, in each case in the ordinary course of business (for purposes of this clause, farm-out means any contract whereby any Oil and Gas Property, or any interest therein, may be earned by one party, by the drilling or committing to drill one or more wells by that party, whether directly or indirectly);

(vii)    the trade or exchange of Oil and Gas Properties for Oil and Gas Properties having at least the same Fair Market Value of and reserve classification as the Oil and Gas Properties subject to such trade or exchange in the ordinary course of business;

(viii)    (a) the sale of cash and cash equivalents in the ordinary course of business and (b) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business;

(ix)    other sales if, immediately after giving effect to such sale, the Asset Coverage Ratio is greater than or equal to 0.85 to 1.00 as calculated on a pro forma basis (or, if the Asset Coverage Ratio is not greater than or equal to 0.85 to 1.00 as calculated on a pro forma basis, sales in an amount not to exceed $10,000,000 in any 12-month period).

(c)    Debt. The Issuer will not, and will not permit any of its Subsidiaries which are subject to Debt incurrence restrictions under any of the Issuer’s other Material Debt to, incur, create, or assume any Debt, except:

(i)    Debt incurred pursuant to the Existing RBL and any other Credit Facility in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer thereunder) not to exceed the greatest of (x) the Borrowing Base as in effect as of the date of such incurrence, (y) $425,000,000, and (z) the sum of (a) $100,000,000 and (b) 35% of the Issuer’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(ii)    Permitted Refinancing Debt of any Debt in existence on the date hereof;

(iii)    Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(iv)    Guarantees of the Issuer and any Subsidiary of the Debt otherwise permitted hereunder;

(v)    other Debt if (1) such Debt is unsecured and (2) immediately after giving effect to the incurrence of such Debt, the Asset Coverage Ratio is greater than or equal to 0.85 to 1.00 calculated on a pro forma basis (or, if the Asset Coverage Ratio is not greater than or equal to 0.85 to 1.00 calculated on a pro forma basis, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding).

(d)    Oil and Gas Hedging Contracts. The Issuer will not terminate, liquidate, create off-setting positions under, or otherwise unwind any Oil and Gas Hedging Contracts listed on Schedule 1 unless required by the terms of the Existing RBL.

(e)    Restricted Payments.

(i)    The Issuer will not declare or make any Restricted Payment, return any capital to its stockholders, or make any distribution of its property to the holders of its Equity Interests, unless at the time of and immediately after giving effect to such Restricted Payment:

(A)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)    immediately after giving effect thereto, the Asset Coverage Ratio is greater than or equal to 0.85 to 1.00 calculated on a pro forma basis; and

(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer (other than those permitted under clause (ii) below), is less than the sum, without duplication, of:

1.    $50,000,000; plus

2.    50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter ending March 31, 2019 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

3.    100% of the aggregate net cash proceeds received by the Issuer after the date hereof as a contribution to its equity capital or from the issue or sale of Equity Interests of the Issuer (other than (x) Disqualified Capital Stock and (y) net cash proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Issuer or any Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination)).

(ii)    Notwithstanding the foregoing provisions of Section 8(e)(i):

(A)    the Issuer may declare and pay dividends with respect to Equity Interests payable solely in additional shares (or the right to acquire additional shares) of its Equity Interests;

(B)    Subsidiaries of the Issuer may declare and pay dividends ratably with respect to their Equity Interests; and

(C)    the Issuer may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Issuer and its Subsidiaries.

(f)    Nature of Business. The Issuer will not, and will not permit any of its Subsidiaries to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company and activities reasonably incidental or related thereto. The Issuer will not, and will not permit any of its Subsidiaries to, operate its business outside the geographical boundaries of the United States.

9.    Cancellation. Immediately after all principal and accrued interest and any premium at any time owed on this Note has been paid in full, this Note shall be automatically canceled and the Holders shall immediately surrender this Note to the Issuer for cancellation.

10.    Replacement. Upon receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Issuer or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Issuer, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Issuer shall not be deemed to be an outstanding Note and shall be deemed cancelled.

11.    Registration of Note. The Issuer shall maintain a register for recording the ownership and transfer of this Note by the Holders and any principal payments of this Note made pursuant to Section 2, and shall maintain Annex A concurrently with any modifications to such register. The Issuer shall be entitled to regard the registered holder of this Note as the owner and holder of the Note so registered for all purposes until the Issuer is required to record a transfer of this Note on its register.

12.    Place of Payment; Notices.

(a)    Payments of principal and interest are to be made by the Issuer in the lawful money of the United States of America in immediately available funds either (i) by check made out to each Holder and delivered to such Holder at the applicable address on Annex B hereto or such other address as may be provided by notice hereunder or (ii) to the extent a Holder has provided wire transfer instructions in writing to the Issuer, by wire transfer in immediately available funds in accordance with such wire transfer instructions. Any payment under this Note will be deemed to have been given when so delivered.

(b)    Except as otherwise provided herein, all notices and other communications required or permitted under this Note shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed (a) if to a Holder, at such Holder’s address, facsimile number or electronic mail address on Annex B hereto, or at such other address, facsimile number or electronic mail address as such Holder may designate in writing to the Issuer or (b) if to the Issuer, at the Issuer’s address, facsimile number or electronic mail address below, or at such other address, facsimile number or electronic mail address as the Issuer may designate in writing to each Holder:

Northern Oil and Gas, Inc.

601 Carlson Parkway, Suite 990

Minnetonka, MN 55305

Attention: Nick O’Grady

Telephone: 952-476-9800

Facsimile: 952-885-7434

Email Address: nogrady@northernoil.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attention: Mary Kogut Brawley, P.C.

Telephone: 713-836-3650

Facsimile: 713-836-3601

Email Address: mkogut@kirkland.com

13.    Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day in such State immediately following such Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed (a “Business Day”).

14.    Guarantors. In the event that any of the Issuer’s Subsidiaries guarantees other funded indebtedness for borrowed money of the Issuer with a principal amount in excess of $50,000,000, the Issuer shall promptly (and, in any event, within sixty (60) days thereafter) cause such Subsidiary to guarantee the Obligations under this Note by executing a guaranty in the form attached hereto as Exhibit A.

15.    Waiver of Presentment, Demand and Dishonor. The Issuer hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the Obligations hereunder and any and all extensions, renewals, and modifications hereof.

16.    Governing Law; Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the Issuer and each Holder irrevocably consents and submits to the exclusive personal jurisdiction of the federal and state courts located in the state of New York, for any matter arising out of or relating to this Note, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in the state of New York, such personal jurisdiction shall be nonexclusive.

17.    Waiver of Jury Trial. Each of the Issuer and each Holder, by accepting this Note, agrees that it hereby waives, to the fullest extent permitted by law, any right to jury trial of any claim, demand, action, or cause of action (i) arising under this Note or (ii) in any way connected with or related or incidental to the dealings in respect of this Note, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each of the Issuer and each Holder, by accepting this Note, hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that each Holder and the Issuer may file an original counterpart of a copy of this Note with any court as written evidence of the consent of the Holders or the Issuer to the waiver of such Person’s right to trial by jury.

18.    Captions. The captions in this Note are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Note.

19.    No Waiver. The rights and remedies of the Holders expressly set forth in this Note are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Holders in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Issuer and the Holders or their agents or employees shall be effective to amend, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default. No notice to or demand upon Issuer in any case shall entitle Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Holders to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

20.    Construction. The parties have had substantial input into the drafting and preparation of this Note and have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Note is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Note, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

21.    Severability. If any term or other provision of this Note is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Note shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

22.    Entire Agreement. This Note, together with the Purchase Agreement, constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

23.    Counterparts. This Note may be executed and delivered (including by facsimile or email transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one and the same agreement. This Agreement may be signed by facsimile signature or other electronic delivery of an image file reflecting execution hereof and, if so signed: (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes.

24.    No Third Party Beneficiaries. This Note shall not confer any rights or remedies upon any person or entity other than the Issuer and each Holder hereto and their respective successors and permitted assigns.

25.    Confidentiality.

(a)    Each Holder agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Related Parties’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b)

to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Note, (e) in connection with the exercise of any rights and remedies hereunder or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 25, to any assignee or any prospective assignee in, any of its rights or obligations under this Note, (g) with the consent of the Issuer, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 25 or (ii) becomes available to any Holder on a nonconfidential basis from a source other than the Issuer. For the purposes of this Section 25, “Information” means all information received from the Issuer or its respective Subsidiaries relating to the Issuer or its Subsidiaries and their businesses, other than any such information that is available to the Holders on a nonconfidential basis prior to disclosure by the Issuer or its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 25 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    Each Holder acknowledges that information furnished to it pursuant to this Note or any other document or instrument delivered by the Issuer to any Holder hereunder may include material non-public information concerning the Issuer and its Affiliates and Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and agrees that it will handle such material non-public information in accordance with those procedures and Applicable Law, including federal and state securities laws.

26.    Expenses; Indemnity; Damage Waiver.

(a)    After the date of this Note, the Issuer shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Holders and their respective Affiliates, including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of consultants and of counsel to the Holders (which, in the case of counsel, shall be limited to one primary counsel to the Holders, taken as a whole, and to the extent reasonably necessary, a single outside local counsel in each appropriate jurisdiction for all Holders, taken as a whole) and the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in each case exclusively (i) in connection with the preparation, negotiation, execution, delivery and administration of any amendments, modifications or waivers of or consents related to the provisions hereof, (ii) incurred during any workout or restructuring in respect of the Holders or this Note or (iii) in connection with the enforcement of any rights or remedies in respect of this Note.

(b)    THE ISSUER SHALL INDEMNIFY THE ORIGINAL HOLDER OF THIS NOTE AND ITS AFFILIATES (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ONE PRIMARY COUNSEL FOR ALL INDEMNITEES, TAKEN AS A WHOLE, AND, IF REASONABLY NECESSARY, A

SINGLE OUTSIDE LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION (WHICH MAY INCLUDE A SINGLE SPECIAL COUNSEL IN MULTIPLE JURISDICTIONS) FOR ALL INDEMNITEES TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, AN ADDITIONAL COUNSEL FOR ALL INDEMNITEES SUBJECT TO SUCH CONFLICT TAKEN AS A WHOLE), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER, (ii) THE FAILURE OF ISSUER OR ITS SUBSIDIARIES TO COMPLY WITH THE TERMS OF THIS AGREEMENT OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION IN ANY MATERIAL RESPECT AT THE TIME MADE OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE ISSUER OR ANY GUARANTOR SET FORTH IN THIS NOTE, (iv) THE OPERATIONS OF THE BUSINESS OF THE ISSUER OR ITS SUBSIDIARIES BY THE ISSUER OR ITS SUBSIDIARIES, (v) THE ISSUER’S OR ITS SUBSIDIARIES’, BREACH OF, OR NON-COMPLIANCE WITH, ANY ENVIRONMENTAL LAW APPLICABLE TO THE ISSUER OR ITS SUBSIDIARIES, (vi) THE USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS IN VIOLATION OF ENVIRONMENTAL LAWS BY THE ISSUER OR ITS SUBSIDIARIES, (vii) ANY ENVIRONMENTAL LIABILITY ARISING UNDER ENVIRONMENTAL LAW OF THE ISSUER OR ITS SUBSIDIARIES, OR (viii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY, THE ISSUER OR ANY GUARANTOR, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO,; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (I) THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, ANY OF ITS AFFILIATES OR CONTROLLING PERSONS OR ANY OF THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR MEMBERS OF ANY OF THE FOREGOING AND (II) A MATERIAL BREACH OF FUNDING OBLIGATIONS UNDER THIS NOTE BY SUCH INDEMNITEE, PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL NOT APPLY TO DISPUTES SOLELY BETWEEN HOLDERS UNLESS SUCH DISPUTE RESULTS FROM ANY CLAIM ARISING OUT OF ANY REQUEST, ACT OR OMISSION ON THE PART OF THE ISSUER OR ITS SUBSIDIARIES, IN EACH CASE, IN CONNECTION WITH THIS NOTE. WITH RESPECT TO THE OBLIGATION TO REIMBURSE AN INDEMNITEE FOR FEES, CHARGES AND DISBURSEMENTS OF COUNSEL, EACH INDEMNITEE AGREES THAT ALL INDEMNITEES WILL AS A GROUP UTILIZE ONE PRIMARY COUNSEL (PLUS NO MORE THAN ONE ADDITIONAL COUNSEL IN EACH JURISDICTION WHERE A PROCEEDING THAT IS THE SUBJECT MATTER OF THE INDEMNITY IS LOCATED) UNLESS (1) THERE IS A CONFLICT OF INTEREST AMONG INDEMNITEES, (2) DEFENSES OR CLAIMS EXIST WITH RESPECT TO ONE OR MORE INDEMNITEES THAT ARE NOT AVAILABLE TO ONE OR MORE

OTHER INDEMNITEES OR (3) SPECIAL COUNSEL IS REQUIRED TO BE RETAINED AND THE ISSUER CONSENTS TO SUCH RETENTION (SUCH CONSENT NOT TO BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED), PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE AND APPLY WITH RESPECT TO ANY OF THE TRANSACTIONS RELATED TO THE CLOSING UNDER THE PURCHASE AGREEMENT, AND PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL EXCLUSIVELY BE AVAILABLE AND APPLY TO THE BENEFIT OF THE ORIGINAL HOLDER OF THIS NOTE AND ITS AFFILIATES. THIS SECTION 26 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(c)    TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER SUCH PERSON, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS NOTE OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT OR BE DEEMED TO LIMIT THE ISSUER’S OBLIGATION TO INDEMNIFY THE INDEMNITEES FOR ANY SUCH CLAIMS BROUGHT BY THIRD PARTIES.

(d)    All amounts due under this Section 26 shall be payable within thirty (30) days of written demand therefor attaching the relevant invoices and/or a certificate, in each case setting forth the basis for such demand in reasonable detail.

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[The Remainder of This Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the Issuer has executed and delivered this Note on the date first above written.

NORTHERN OIL AND GAS, INC.

By:	/s/ Erik Romslo
Name:	Erik Romslo
Title:	EVP, General Counsel

[Signature Page to Purchaser Note]

IN WITNESS WHEREOF, the undersigned Holder has executed and delivered this Note on the date first above written.

VEN BAKKEN LLC

By:	/s/ Greg Boxer
Name:	Greg Boxer
Title:	Chief Financial Officer

[Signature Page to Purchaser Note]

Annex A

Holders and Holder Percentages

Holder	Principal Amount	Holder Percentage
VEN Bakken LLC	$130,000,000	100%
TOTAL:	$130,000,000	100%

[Annex A to Purchaser Note]